Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-151579, 333-132234, 333-82430 and 333-82432 on Form S-8 of our reports dated December 14, 2011, relating to the consolidated financial statements of MedCath Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change in its basis of accounting from the going concern basis to the liquidation basis effective September 22, 2011), and the effectiveness of MedCath Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MedCath Corporation for the year ended September 30, 2011.

DELOITTE & TOUCHE LLP

Raleigh, North Carolina

December 14, 2011